Exhibit 5
HUNTON & WILLIAMS LLP
POST OFFICE BOX 109
RALEIGH, NORTH CAROLINA 27602
TEL       919 • 899 • 3000
FAX      919 • 833 • 6352
January 12, 2008
Progress Energy, Inc.
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
     Re: Registration Statement on Form S-3 (No. 333-155418)
Ladies and Gentlemen:
     We have acted as counsel to Progress Energy, Inc. (the “Company”) in connection with the above-referenced Registration Statement on Form S-3 (Registration Statement No. 333-155418 (the “Registration Statement”)), filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, 14,375,000 shares of Company’s Common Stock, no par value (the “Shares”).
     In connection with the foregoing, we have examined the (i) Registration Statement including a base prospectus dated November 18, 2008; (ii) the prospectus supplement, dated January 7, 2009, (iii) a copy of the executed Underwriting Agreement dated January 7, 2009, among the Company and the several underwriters named therein (the “Underwriting Agreement”), (iv) a certificate of the Assistant Secretary of the Company, to which are attached: (A) the Bylaws of the Company and (B) resolutions of the Company with respect to the subject transactions; (v) a good standing certificate of the Company issued by the Secretary of State of the State of North Carolina on January 7, 2009 (the “Good Standing Certificate”); and (v) a copy of the Articles of Incorporation of the Company certified by the Secretary of State of the State of North Carolina as of January 7, 2009. For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).
     As to factual matters, we have relied upon representations in the Underwriting Agreement, upon certificates of officers of the Company, and upon certificates of public officials.
     Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

Exhibit 5
     1. The Company has been duly incorporated under the laws of the State of North Carolina.
     2. The Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
     We do not purport to express an opinion on any laws other than those of the State of North Carolina. The opinion expressed in this letter speaks only as of its date, and nothing should be interpreted or construed to express or imply any opinion concerning the effect of any future events or actions. In regard to our opinion set forth in paragraph 1 above, we are relying without independent investigation solely on our review and examination of the Good Standing Certificate.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without our prior written consent.
/s/ HUNTON & WILLIAMS LLP
11575/08435/08489